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                                                                    Exhibit 99.1


            [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]





Board of Directors
Chock full o'Nuts Corporation
370 Lexington Avenue
New York, New York  10017


Members of the Board:

          We hereby consent to the inclusion of our opinion letter to the Board of Directors of Chock full o'Nuts Corporation ("Chock full o'Nuts") as Annex 2 to the Proxy Statement/Prospectus of Chock full o'Nuts and Sara Lee Corporation ("Sara Lee") relating to the proposed merger transaction involving Chock full o'Nuts and Sara Lee and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY -- General -- Opinion of Financial Advisor" and "THE MERGER -- Opinion of Credit Suisse First Boston Corporation." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                By: /s/  Credit Suisse First Boston Corporation
                                    -------------------------------------------
                                    CREDIT SUISSE FIRST BOSTON CORPORATION




New York, New York
September 8, 1999